Exhibit 4.1

21st CENTURY HOLDING COMPANY
4161 N.W. 5TH STREET
PLANTATION, FL 33317

UNIT PURCHASE AGREEMENT

TO THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

21st Century Holding Company, a Florida corporation (the “Company”), agrees with the Purchasers listed in the attached Schedule A (the “Purchasers”) to this Unit Purchase Agreement (this “Agreement”) as follows:

SECTION 1.  CERTAIN DEFINITIONS.

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Nasdaq National Market (“Nasdaq”) is required or authorized to be closed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Change of Control” is defined in Section 7.2(h).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Confidential Information” is defined in Section 20.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except such Subsidiaries which are regulated by the Florida Department of Financial Service or successor entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the Company's board of directors.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Guarantor” shall mean those certain Eligible Subsidiaries of the Company which shall be a party to a Subsidiary Guarantee.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:  (a) to purchase such Indebtedness or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Indebtedness outstanding for purposes of this Agreement shall not be exceed the maximum amount of Indebtedness that is the subject of such Guaranty.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

“Indebtedness” means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured), and (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person.

“Interest Shares” is defined in Section 9.

“Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes and the Warrants, or (c) the validity or enforceability of this Agreement, the Notes or the Warrants.

“Notes” is defined in Section 2.

“Offering Document” is defined in Section 6.3.

“Permitted Indebtedness” means any of the following:

(a) Indebtedness of the Company or its Subsidiary outstanding as of the date hereof;

(b) Indebtedness of the Company pursuant to the Notes issued at Closing or of any Subsidiary pursuant to the Subsidiary Guarantee;

(c) Indebtedness of the Company owing to any Subsidiary; provided that any Indebtedness of the Company owing to any such Subsidiary is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable to the payment and performance of the Company’s obligations under the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (c);

(d) Indebtedness of a Subsidiary owing to the Company or to another Subsidiary; provided that any such Indebtedness of any Subsidiary is subordinated in right of payment to the Guaranty of such Subsidiary; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Subsidiary not permitted by this clause (d);

(e) Indebtedness of the Company or any Subsidiary in respect of purchase money obligations, Capitalized Lease Obligations of the Company or any Subsidiary and Subordinated Indebtedness of the Company or any Subsidiary in an aggregate amount which does not exceed $5 million at any one time outstanding;

(f) Indebtedness of the Company or any Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of capital stock of Subsidiaries;

(g) Indebtedness of the Company or any Subsidiary represented by (x) letters of credit for the account of the Company or any Subsidiary or (y) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business; and

(h) Any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a “refinancing”) of any Indebtedness, referred to herein, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) in the case of any refinancing by the Company of Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, and (iii) in the case of any refinancing by any Subsidiary of Subordinated Indebtedness, such new Indebtedness is made pari passu with or subordinate to the Guaranty of such Guarantor at least to the same extent as the Indebtedness being refinanced.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Prepayment Shares” is defined in Section 7.2(d).

“Principal Shares” is defined in Section 7.1.

“Property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchasers” means the purchasers of the Units named in Schedule A hereto.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Subsidiary sells or transfers any property or asset in connection with the leasing of such property or asset to the seller or transferor.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Indebtedness” means the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes), whether outstanding on the date of Closing or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.  Notwithstanding the foregoing, “Senior Indebtedness” shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Notes, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company to the extent incurred in violation of any covenant of this Agreement, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade account payables or other current liabilities (other than the current portion of long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (vi)), (vii) amounts owed by the Company for compensation to employees or for services rendered to the Company, (viii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company or any such Affiliate’s Subsidiaries, (ix) amounts owing under leases and (x) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Subsidiary.

“Subordinated Indebtedness” means, as of the date of any determination thereof, all unsecured Indebtedness of the Company which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other the Indebtedness of the Company (including, without limitation, the Notes).

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantee” is defined in Section 3.2.

“Transaction Shares” means collectively, the Principal Shares, the Interest Shares, the Prepayment Shares and the Warrant Shares.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

SECTION 2.  AUTHORIZATION OF UNITS.

3.1 Units.  Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 4, such number of Units specified opposite such Purchaser's name in Schedule A at the aggregate Subscription Price.  The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

3.2 Subsidiary Guarantee.  The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be unconditionally guaranteed by all Eligible Subsidiaries of the Company (the “Guarantors”) under the subsidiary guarantee (the “Subsidiary Guarantee”) which shall be in substantially the form attached hereto as Exhibit C.

SECTION 4.  CLOSING.

The sale and purchase of the Units to be purchased by each Purchaser shall occur at 10:00 am Miami time, at a closing (the “Closing”) on August 5, 2003 or on such other Business Day as may be agreed upon by the Company and the Purchasers.  At the Closing, the Company will deliver to J. Giordano Securities, LLC, as agent for each Purchaser, the Units to be purchased by such Purchaser dated the date of the Closing and registered in such Purchaser's name, against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the Subscription Price therefor by wire transfer of immediately available funds for the account of the Company to account number 9660323321, account name 21st Century Holding Company Operating, at Union Planters Bank, ABA Number 067008414.  If at the Closing the Company shall fail to tender such Units to any Purchaser as provided above in this Section 4, such Purchaser shall, at such Purchaser's election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida with full power and authority to own, lease, license and use its properties and assets and to carry out the businesses in which it is engaged in.  The Company is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing or use of property or assets or the conduct of its business make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect.

5.2 Power and Authorization.  The Company has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement; and (ii) to issue and sell the Units.  All necessary corporate proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of this Agreement.  This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally; (ii) as enforceability of any indemnification, contribution or exculpation provision may be limited under applicable federal and state securities laws; and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3 Public Disclosure.  The Company has filed with the SEC a registration statement on Form S-3 (the “Form S-3”), which is currently being reviewed by the SEC.  In connection with the review of the Form S-3, the SEC is also reviewing the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “Form 10-K”) and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 (the “Form 10-Q”).  As a result, the Company’s Form 10-K and Form 10-Q may be amended subsequent to the date hereof in response to comments received from the SEC.  Notwithstanding the foregoing, as of their respective filing dates, none of the Company’s filings with the SEC (the “Public Filings”) contained any untrue statement of a material fact or omitted any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such filings have been prior to the date hereof corrected, updated or superseded by a document subsequently filed with the SEC.

SECTION 6.  REPRESENTATIONS OF THE PURCHASER.

Each Purchaser hereby represents and warrants to, and agrees with, the Company as follows:

6.1 It is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2 If a natural person, the Purchaser is: a bona fide resident of the state contained in the address set forth on Schedule A as the Purchaser’s home address; at least 21 years of age; and legally competent to execute this Agreement.  If an entity, the Purchaser is duly authorized to execute this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

6.3 The Purchaser is familiar with the Company’s business, plans and financial condition, the terms of the offering of the Units (the “Offering”), and any other matters relating to the Offering; the Purchaser has received all materials that have been requested by the Purchaser; the Purchaser has had a reasonable opportunity to ask questions of the Company and its representatives; and the Company has answered all inquiries that the Purchaser or the Purchaser’s representatives have put to it.  The Purchaser has had access to all additional non-confidential information necessary to verify the accuracy of the information set forth in this Agreement and any other materials furnished herewith, and has taken all the steps necessary to evaluate the merits and risks of an investment as proposed hereunder.  Without limiting the foregoing, the Purchaser acknowledges that it has reviewed certain information regarding the Company, its business and the terms of this Offering, including but limited to, the information contained in the Offering Document dated July 22, 2003 (the “Offering Document”).  The Purchaser acknowledges it has been advised by the Company that the SEC is reviewing the Company’s Public Filings, including the Form 10-K, and as a result the Company’s Public Filings may be amended.

6.4 The Purchaser has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect the interests of the Purchaser in connection with this transaction, and the Purchaser’s investment in the Company hereunder is not material when compared to the Purchaser’s total financial capacity.

6.5 The Purchaser understands the various risks of an investment in the Company as proposed herein, including without limitation those set forth in the Offering Document and in the Public Filings, and can afford to bear such risks, including, without limitation, the risks of losing the entire investment.

6.6 The Purchaser acknowledges that no market for the Units currently exists and none may develop in the future and that the Purchaser may find it impossible to liquidate the investment at a time when it may be desirable to do so, or at any other time.

6.7 The Purchaser has been advised by the Company that the Units have not been registered under the Securities Act, that the Securities will be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company’s reliance thereon is based in part upon the representations made by the Purchaser in this Agreement.  The Purchaser acknowledges that the Purchaser has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of the Units.  In particular, the Purchaser agrees that the Company shall not be required to give any effect to sale, assignment or transfer, unless (i) the sale, assignment or transfer of such Units is registered under the Securities Act, it being understood that the Units are not currently registered for sale and that the Company has no obligation or intention to so register the Securities except as set forth herein, or (ii) such Units are sold, assigned or transferred in accordance with all the requirements and limitations of Rule 144 under the Securities Act, or (iii) such sale, assignment or transfer is otherwise exempt from registration under the Securities Act.  The Purchaser further understands that an opinion of counsel and other documents may be required to transfer the Units.  The Purchaser acknowledges that the Units shall be subject to stop transfer orders and the certificate or certificates evidencing any Units shall bear the following or a substantially similar legend or such other legend as may appear on the forms of Units and such other legends as may be required by state blue sky laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE OR FOREIGN SECURITIES LAWS.”

6.8 The Purchaser will acquire the Units for the Purchaser’s own account (or for the joint account of the Purchaser and the Purchaser’s spouse either in joint tenancy, tenancy by the entirety or tenancy in common) for investment and not with a view to the sale or distribution thereof or the granting of any participation therein, and has no present intention of distributing or selling to others any of such interest or granting any participation therein.

6.9 Neither the Company nor any of the officers, directors, shareholders, partners, employees or agents of either, or any other Persons, whether expressly or by implication, have represented, guaranteed or warranted that,

(a) The Company or the Purchaser will realize any given percentage of profits and/or amount or type of consideration, profit or loss as a result of the Company’s activities or the Purchaser’s investment in the Company; or

(b) the past performance or experience of the management of the Company, or of any other person, will in any way indicate the predictable results of the ownership of the Units or of the Company’s activities.

6.10 No oral or written representations have been made other than as stated in this Agreement, the Offering Document, and the Executive Summary dated June 2003 (the “Executive Summary”), and the Purchaser has not relied on any oral or written representation from the Company other than as set forth in this Agreement and the Offering Document in making its investment decision.  The Purchaser hereby acknowledges that the information and representations set forth in this Agreement and the Offering Document supersede all prior information and representations provided to the Purchaser in connection with the Offering, including without limitation those set forth in the Executive Summary.

6.11 The Purchaser is not purchasing for the Units as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting.

6.12 The Purchaser is not relying on the Company with respect to the tax and other economic considerations of an investment.

6.13 The Purchaser understands that the net proceeds from the Offering (after deduction for expenses of the Offering) will be used in all material respects for the purposes set forth in the Offering Document.

6.14 The Purchaser acknowledges that the representations, warranties and agreements made by the Purchaser herein shall survive the execution and delivery of this Agreement and the purchase of the Units.

6.15 Blue Sky matters:

THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OTHER FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. SUBSCRIBERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

6.16 The Purchaser agrees to use its reasonable best efforts to make all warranties and representations required by the securities laws of Purchaser’s jurisdiction of domicile necessary to enable the Company to issue the Transaction Shares in compliance with such securities laws.

6.17 The Purchaser acknowledges that as a result of its investment hereunder it may become subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.  In the event that Purchaser becomes subject to the reporting requirements of Sections 13 and 16, Purchaser agrees to file a Schedule 13-D and a Form 3 no later than 10 days from the Closing and to keep current such filings in accordance with the requirements of Sections 13 and 16.

6.18 The Purchaser has consulted his own financial, legal and tax advisors with respect to the economic, legal and tax consequences of an investment in the Units and has not relied on the Company, its officers, directors or professional advisors for advice as to such consequences.

SECTION 7.  PAYMENT OF THE NOTES.

7.1 Required Payments.  The principal amount of the Notes shall be due and payable in equal quarterly installments commencing on October 31, 2003 with the last installment due on July 31, 2006 (the “Maturity Date”).  Each principal payment shall be paid in United States dollars or, to the extent legally permitted, in shares of Common Stock (the “Principal Shares”), at the Company’s option; provided, however, that the Company may only elect to make principal payments in Principal Shares if at the time of the payment an effective registration statement covering the issuance of the Principal Shares shall be available to the Company; and provided further, that the Company shall make principal payments in Principal Shares only to the extent provided in Section 12 hereof.  If such principal payment is paid in Principal Shares, then the number of Principal Shares to be issued on account of the principal payment shall be equal to the amount of the principal payment due divided by 95% of the weighted-average volume price for the Common Stock on Nasdaq as reported by Bloomberg Financial Markets (“Bloomberg”) for the 20 consecutive trading days prior to the date of the principal payment.  In the event the Company elects to pay the principal amount due in Principal Shares it shall notify the Holder of its election no later than 15 days prior to the commencement of the 20 consecutive trading day period referenced above.

7.2 Change in Control.

(a) Notice of Change in Control or Control Event.  The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event (subject in the case of any Control Event to contractual limitations on disclosure and disclosure limitations imposed by applicable securities laws), give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to this Section 7.2. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in of this Section 7.2 and shall be accompanied by the certificate described in this Section 7.2.

(b) Offer to Prepay Notes.  The offer to prepay Notes contemplated by this Section 7.2(b) shall be an offer to prepay, in accordance with and subject to this Section 7.2, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  If such Proposed Prepayment Date is in connection with an offer contemplated by this Section 7.2, such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).

(c) Acceptance.  A holder of Notes may accept the offer to prepay made pursuant to this Section 7.2 by causing a notice of such acceptance to be delivered to the Company at least 15 days prior to the Proposed Prepayment Date.  A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 7.2 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment.  Prepayment of the Notes to be prepaid pursuant to this Section 7.2 shall be at 101% of the then-outstanding principal amount of such Notes together with interest on such Notes accrued to the date of prepayment (the “Change in Control Prepayment”).  The prepayment shall be made on the Proposed Prepayment Date except as provided in Section 7.2(e).  The Company may pay the Change in Control Prepayment in United States dollars or in shares of Common Stock (the “Prepayment Shares”), at the Company’s option; provided, however, that the Company may only elect to pay the Change in Control Prepayment in Prepayment Shares if at the time of payment an effective registration statement covering the issuance of the Prepayment Shares shall be available to the Company; and provided further, that the Company shall pay the Change in Control Prepayment in Prepayment Shares only to the extent provided in Section 12 hereof.  If the Change in Control Prepayment is paid in Prepayment Shares, then the number of Prepayment Shares to be issued on account of the prepayment shall be equal to the amount of the Change in Control Prepayment divided by 95% of the weighted-average volume price for the Common Stock on Nasdaq as reported by Bloomberg for the 20 consecutive trading days prior to the date of the Proposed Prepayment Date.  In the event the Company elects to pay the Change in Control Prepayment in Prepayment Shares, it shall notify the Holder of its election no later than 15 days prior to the commencement of the 20 consecutive trading day period referenced above.

(e) Deferral Pending Change in Control.  The obligation of the Company to prepay Notes pursuant to the offer required by this Section 7.2 is subject to the occurrence of the Change in Control in respect of which such offer and acceptance shall have been made.  In the event that such Change in Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on the date on which, such Change in Control occurs.  The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 7.2 in respect of such Change in Control shall be deemed rescinded).

(f) Content of Offer.  Each offer to prepay the Notes pursuant to this Section 7.2 shall, specify:

(i)    the Proposed Prepayment Date;

(ii)    that such offer is made pursuant to this Section 7.2;

(iii)    the principal amount of each Note offered to be prepaid;

(iv)    the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date;

(v)    that the conditions of this Section 7.2 have been fulfilled; and

(vi)    in reasonable detail, the nature and date or proposed date of the Change in Control.

(g) “Change in Control” Defined.  “Change in Control” means each and every issue, sale or other disposition of shares of stock of the Company which results in any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act) (herein, an “Acquiring Person”) becoming the “beneficial owners” (as such term is used in Rule 13d-3 under the Exchange Act as in effect on the date of the Closing), directly or indirectly, of more than 50% (by total voting power) of the issued and outstanding capital stock of the Company which is entitled to vote in the election of the members of the Company's board of directors.

(h) “Control Event” Defined.  “Control Event” means:

(i) the execution by the Company or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, or

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control.

SECTION 8.  SUBORDINATION OF NOTES AND GUARANTY.

8.1 Notes Subordinate to Senior Indebtedness.  The Company covenants and agrees, and each Purchaser of a Note, by its acceptance thereof, likewise covenants and agrees, for the benefit of the holders, from time to time, of Senior Indebtedness that, to the extent and in the manner hereinafter set forth in this Section, the Indebtedness represented by the Notes and the payment of the principal of (and premium, if any) and interest on each and all of the Notes are hereby expressly made subordinate and subject in right of payment as provided in this Section to the prior payment in full in cash or cash equivalents or in any other form acceptable to each holder of Senior Indebtedness, of all Senior Indebtedness; provided, however, that the Notes, the Indebtedness represented thereby and the payment of the principal of (and premium, if any) and interest on the Notes in all respects shall rank equally with, or prior to, all existing and future senior subordinated indebtedness (including, without limitation, Indebtedness) of the Company that is subordinated to Senior Indebtedness.

8.2 Subordination of Guaranty.  The Guaranty issued by any Guarantor will be unsecured senior subordinated obligations of such Guarantor, ranking pari passu with all other existing and future senior subordinated indebtedness of such Guarantor, if any.  The Indebtedness evidenced by such Subsidiary Guarantee will be subordinated on the same basis as the guaranty of any Senior Indebtedness of such Guarantor as the Notes are subordinated to Senior Indebtedness.

SECTION 9.  PAYMENT OF INTEREST.

9.1 The principal amount of the Notes outstanding shall bear interest at the rate of 6% per annum beginning on the date of issuance.  Interest shall be payable quarterly beginning on October 31, 2003.  Each interest payment shall be paid in United States dollars or, to the extent legally permitted, in shares of Common Stock (the “Interest Shares”), at the Company’s option; provided, however, that the Company may only elect to make interest payments in Interest Shares if at the time of payment an effective registration statement covering the issuance of the Interest Shares shall be available to the Company; and provided further, that the Company shall make interest payments in Interest Shares only to the extent provided in Section 12 hereof.  If such interest payment is paid in Interest Shares, then the number of Interest Shares to be issued on account of the interest payment shall be equal to the amount of the interest payment due divided by 95% of the weighted-average volume price for the Common Stock on Nasdaq as reported by Bloomberg for the 20 consecutive trading days prior to the date of the interest payment.  In the event the Company elects to pay the interest amount due in Interest Shares it shall notify the Holder of its election no later than 15 days prior to the commencement of the 20 consecutive trading day period referenced above.

SECTION 10.  NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

10.1 Limitation on Liens.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise), any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable;

(b) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', carriers', warehousemen's, mechanics', materialmen's and other similar Liens) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(c) leases or subleases entered into by the Company or its Subsidiaries as either lessors or sublessors, easements, rights-of-way, restrictions and other similar charges or encumbrances (including zoning restrictions), in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, detract from the value of such property in any material way;

(d) Liens incidental to minor survey exceptions and similar Liens, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(e) Liens on property or assets of Subsidiaries securing Indebtedness owing to the Company or to another Subsidiary;

(f) Liens existing on the date of Closing which secure outstanding Indebtedness of the Company and its Subsidiaries;

(g) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed; and

(h) any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs of this Section 10.1, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Indebtedness secured thereby shall not be increased prior to or on or after the date of any extension, renewal or replacement, (iii) the weighted average life to maturity of the Indebtedness secured by such Liens shall not be reduced, and (iv) at such time and immediately after giving effect thereto, no Default or Event of Default would exist.

10.2 Merger, Consolidation.  The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person; provided, however, that:

(a) any Subsidiary may merge or consolidate with or into the Company, so long as in any merger or consolidation involving the Company, the Company shall be the surviving entity;

(b) any Subsidiary may merge or consolidate with or into any other Person if either (x) the Subsidiary shall be the surviving entity, or (y) if the Subsidiary is not the surviving entity, such transaction is permitted by Section 10.3; and

(c) the Company may consolidate or merge with any other Person if (i) either (x) the Company shall be the surviving entity, or (y) if the surviving entity is other than the Company, such entity expressly assumes, by written agreement satisfactory in scope and form to the Required Holders, all obligations of the Company under the Notes, the Warrants and this Agreement, and (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

10.3 Sales of Assets.  The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of substantially all of the assets of the Company and its Subsidiaries unless the consideration received by the Company or such Subsidiary for such sale is not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution).

10.4 Transactions with Affiliates.  The Company will not, and will not permit any Subsidiary to enter into, directly or indirectly, any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

10.5 Limitation on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness.

10.6 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

(i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Common Stock of the Company or any Subsidiary (other than the declaration or payment of dividends or distributions to the extent declared or paid to the Company or any Subsidiary or in accordance with the Company’s current dividend payment policy);

(ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Common Stock of the Company or any Affiliate of the Company (other than Common Stock of any Subsidiary) or any options, warrants or other rights to acquire such shares of Common Stock; or

(iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Subsidiary.

10.7 Limitation on Sale and Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as a sale of assets and the Company complies with Section 10.3, and (ii) the Company or such Subsidiary would be permitted to incur Indebtedness under Section 10.5 in the amount of the Capitalized Lease Obligations incurred in respect of such Sale and Leaseback Transaction.

SECTION 11.  EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal on any Note for more than 10 Business Days after the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable, whether at a date fixed for payment or by declaration or otherwise; or

(c) the Company defaults in the performance of or compliance with any Material terms contained herein and such default is not remedied within 30 days after receipt of written notice from the Required Holders of such default; or

(d) any representation or warranty made in writing by or on behalf of the Company or any Guarantor or by any officer of the Company or any Guarantor in this Agreement, any or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect in any Material respect on the date as of which made; or

(e) the Company defaults in the payment of any principal or interest on any Indebtedness of the Company, in any case in an amount in excess of $1,000,000, which default continues for more than the applicable cure period, if any, and/or is not waived in writing by the other party thereto;

(f) the Company or any Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of the Guarantors, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of the Guarantors, or any such petition shall be filed against the Company or any of the Guarantors and such petition shall not be dismissed within 60 days.

SECTION 12.  LIMITATION ON ISSUANCE OF COMMON STOCK.

Notwithstanding anything to the contrary contained herein or in the Offering Document, the Company shall not:

(a) (i) Issue any of the Transaction Shares, or (ii) adjust the number of Warrant Shares in accordance with the terms of the Warrants, if such issuance or adjustment would, either individually or together with other one or more other issuances or adjustments, cause the issuance of shares of Common Stock to exceed the number of shares that the Company could then issue in compliance with Section 4350(i) of the rules and regulations of Nasdaq (the “Nasdaq Rules”) or any successor rule or regulation.  Under Section 4350(i) of the Nasdaq Rules, a company may not issue shares, and may not issue securities convertible into shares, where the shares issued could in the aggregate equal 20% or more of the voting power of the shares outstanding, without obtaining shareholder approval.  The foregoing limitation shall only apply until such time as the Company obtains the requisite approval of its shareholders for the issuance of the Transaction Shares, as required by Section 4350(i) of the Nasdaq Rules or any successor rule or regulation.  The Company covenants and agrees that it shall include a proposal for the approval of the issuance of the Transaction Shares in the Company’s proxy statement for its 2004 annual meeting of shareholders, which the Company currently anticipates shall take place in June 2004.  If, due to the foregoing limitation,  the Company cannot adjust the Warrant Shares as provided  in  Section 8.3 of the Warrant, then, subject to NASD approval, the Company agrees that the exercise price thereof shall be reduced to equal the Issuance Price(s) of the shares of Common Stock that triggered the adjustment pursuant to Section 8.3 of the Warrant.

(b) Issue any of the Transaction Shares, if such issuance would violate the securities laws of the jurisdiction in which any Purchaser receiving such shares is located.

SECTION 13.  REMEDIES ON DEFAULT, ETC.

13.1 Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11 has occurred, all the Notes then outstanding may at any time thereafter at the Holder’s option, by notice or notices to the Company, be declared immediately due and payable.

Upon any Note becoming due and payable under this Section 13.1, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

13.2 Other Remedies.  If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the Required Holders at the time outstanding may proceed to protect and enforce the rights of the holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3 Rescission.  At any time after any Notes have been declared due and payable pursuant to Section 13.1, the holders of not less than 50% in principal amount of the Notes, taken individually, then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes and, all principal if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or  decree has been entered for the payment of any monies due pursuant hereto or to any Notes.  No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4 No Waivers or Election of Remedies, Expenses, Etc.  No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies.  No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  The Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, the reasonable attorneys' fees, expenses and disbursements for the holders.

SECTION 14.  REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1 Registration of Notes.  The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes.  The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.

14.2 Transfer and Exchange of Notes.  Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver not more than five Business Days following surrender of such Note, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note originally issued hereunder.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.

14.3 Replacement of Notes.  Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver not more than five Business Days following satisfaction of such conditions, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 15.  PAYMENTS ON NOTES.

The Company will pay all sums becoming due on the Notes for principal, and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A hereto or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 19.  Prior to any sale or other disposition of any Note held by any Purchaser, such Person will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2.

SECTION 16. REGISTRATION RIGHTS.

The Purchasers have entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which the Company has agreed to grant Purchasers certain registration rights with respect to the resale of the Transaction Shares and the Warrants.

SECTION 17.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE  AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the related Units, the purchase or transfer by any Purchaser of any such Units or portion thereof or interest therein and may be relied upon by any subsequent holder of any such Units, regardless of any investigation made at any time by or on behalf of any Purchaser or any other holder of any such Units.  This Agreement, the Subsidiary Guarantee, the Notes, the Warrants, and the Registration Rights Agreement embody the entire agreement and understanding between the Purchasers and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 18.  AMENDMENT AND WAIVER.

18.1 Requirements.

(a) This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the holders of Notes holding more than 50% in aggregate principal amount of the Notes at the time outstanding, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, or 6 hereof or the corresponding provision of any Supplement, or any defined term (as it is used in any such Section or such corresponding provision of any Supplement), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (b) no such amendment or waiver may, without the written consent of all of the holders of Notes at the time outstanding affected thereby, (i) subject to the provisions of Section 10 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 7, 10, 11.1, 14 or 16.

18.2 Solicitation of Holders of Notes.

(a) Solicitation.  The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof, or of the Notes.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3 Binding Effect, Etc.  Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4 Notes Held by Company, Etc.  Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 19. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i) if to a Purchaser, to such Purchaser at the address specified for such communications in Schedule A to this Agreement, or at such other address as such Purchaser shall have specified to the Company in writing pursuant to this Section 19, or

(ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 19 will be deemed given only when actually received.

SECTION 20.  CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser's behalf, or (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary.  Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (w)(i) such Purchaser's directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by such Purchaser's Notes), (ii) such Purchaser's financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, or (iii) any other holder of any Note (x) to effect compliance with any law, Rule, regulation or order applicable to such Purchaser, (y) in response to any subpoena or other legal process, provided that, to the extent permitted by law, each holder will use reasonable efforts to notify the Company of any request to disclose Confidential Information requested pursuant to any subpoena or other legal process, provided further that the failure to notify the Company of any such request shall not result in any liability to such holder, or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser's Notes and this Agreement.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21.  MISCELLANEOUS.

21.1 Successors and Assigns.  All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

21.2 Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

21.3 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.4 Construction.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

21.5 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.6 Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Florida excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

21.7 Legal Rate of Interest.  Regardless of any provision contained in this Agreement or in any Guaranty, the rate of interest borne by the Notes shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under any applicable law; any interest in excess of that maximum amount shall be credited on the principal of the Notes or, if that has been paid, refunded.  On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the Notes or, if the principal of the Notes has been paid, refunded.  In determining whether or not the interest paid or payable, under any specific contingency, exceeds the maximum amount of nonusurious interest, the Company and holders of the Notes shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) spread the total amount of interest throughout the entire contemplated term of the Notes.

21.8 Submission to Process.  THE COMPANY AND THE PURCHASERS HEREBY AGREE THAT ANY LEGAL ACTION OR PROCEEDING AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT, OR THE NOTES SHALL BE BROUGHT IN THE COURTS OF THE STATE OF FLORIDA OR (TO THE EXTENT THEY HAVE SUBJECT MATTER JURISDICTION) OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF FLORIDA AS THE HOLDERS OF 51% IN PRINCIPAL AMOUNT OF THE NOTES MAY ELECT, AND, BY EXECUTION AND DELIVERY HEREOF, THE COMPANY ACCEPTS AND CONSENTS, FOR ITSELF AND IN RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND AGREES THAT SUCH JURISDICTION SHALL BE EXCLUSIVE, UNLESS WAIVED BY THE COMPANY AND THE HOLDERS OF 51% IN PRINCIPAL AMOUNT OF THE NOTES IN WRITING.  THE COMPANY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO STAY OR TO DISMISS ANY ACTION OR PROCEEDING BROUGHT BEFORE SAID COURTS ON THE BASIS OF FORUM NON CONVENIENS.

21.9 Waivers.  THE COMPANY WAIVES (A) THE RIGHT TO TRIAL BY JURY (WHICH EACH HOLDER OF NOTES HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY SECURITY DOCUMENT OR THE NOTES; (B) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL DOCUMENTS, INSTRUMENTS, AND GUARANTIES AT ANY TIME HELD BY THE HOLDERS OF NOTES (OR ANY AGENT THEREFOR) ON WHICH THE COMPANY MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER THE HOLDERS OF NOTES MAY DO IN THIS REGARD; AND (C) NOTICE OF ACCEPTANCE HEREOF.  THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE HOLDERS' ENTERING INTO THIS AGREEMENT AND THAT THE HOLDERS ARE RELYING UPON THE FOREGOING WAIVERS IN THEIR FUTURE DEALINGS WITH THE COMPANY.  THE COMPANY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS WRITTEN CONSENT TO A TRIAL BY THE COURT.

21.10 Exculpation. Each party to this Agreement acknowledges that Brown Raysman Millstein Felder & Steiner LLP represented J. Giordano Securities, LLC in the transactions contemplated by this Agreement and has not represented either the Company or any Purchaser in connection with such transaction.

The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

21st CENTURY HOLDING COMPANY

By
Richard A. Widdicombe,
Chief Executive Officer

Accepted as of the first date written above.

PURCHASER:

By

Name:

Title:

EXHIBIT A

FORM OF NOTE

A

21ST CENTURY HOLDING COMPANY

6% SENIOR SUBORDINATED NOTE DUE ______________, 2006

No.  [______]
[Date]
$[__________]

FOR VALUE RECEIVED, the undersigned, 21ST CENTURY HOLDING COMPANY (herein called the “Company”), a corporation organized and existing under the laws of the State of Florida , hereby promises to pay to [_____________________] or registered assigns, the principal sum of [______________] DOLLARS with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6% per annum from the date hereof, payable quarterly beginning on ________________, 2003.

This Note is one of a series of Senior Subordinated Notes (herein called the “Notes”) issued pursuant to the Unit Purchase Agreement, dated as of ________________, 2003 (as from time to time amended, supplemented or modified, the “Unit Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Unit Purchase Agreement and (ii) to have made the representations set forth in Section 6 of the Unit Purchase Agreement.

Payments of principal of and interest on this Note are to be made, at the Company’s option, in lawful money of the United States of America or, in whole or in part, by the issuance to the holder hereof of Interest Shares, as defined in and in accordance with the Unit Purchase Agreement.

This Note is a registered Note and, as provided in the Unit Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

The Company will make required prepayments of principal on the dates and in the amounts specified in the Unit Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Unit Purchase Agreement, but not otherwise.

If an Event of Default, as defined in the Unit Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Unit Purchase Agreement.

A-1

Pursuant to the Subsidiary Guarantee dated as of _____________, 2003 (the “Subsidiary Guarantee”), certain subsidiaries of the Company have absolutely and unconditionally guaranteed payment in full of the principal of, and interest on this Note and the performance by the Company of all of its obligations contained in the Unit Purchase Agreement all as more fully set forth in said Subsidiary Guarantee.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder hereof shall be governed by, the law of the State of Florida, excluding the choice-of-law principles of such state that would require the application of the laws of a jurisdiction other than such state.

21ST CENTURY HOLDING COMPANY

By:     _____________________________

Name: _____________________________

Title:   _____________________________

A-2

EXHIBIT B

FORM OF WARRANT

B

EXHIBIT C

FORM OF SUBSIDIARY GUARANTEE

C

SCHEDULE A

PURCHASERS